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                                                                    Exhibit 10.6

          [date]



          (FirstName) (LastName)
          (Address1)
          (City) (State) (PostalCode)


                            Subject:  Offer Letter

          Dear (FirstName):

          WaveSplitter is pleased to offer you a position as (Position). We anticipate that your efforts will contribute significantly to WaveSplitter's growth and success.

          Initially, you will be paid a base salary at the rate of (Salary) per year, to be paid in prorated biweekly installments for the time that you are employed by WaveSplitter.

          Subject to approval of the Board of Directors at their next meeting, you will be offered an option to purchase [number] shares of WaveSplitter Technologies, Inc., which will vest over four years at the rate of 25 percent at the end of the first year of your employment and 1/48th per month thereafter according to the policies and procedures of WaveSplitter Technologies. The stock option price will be determined by the Board of Directors at the time of award.

          If you accept this position, you will report to (Reports_to). Your start date will be [start date] (or sooner if possible). The position of [position] is a full-time, exempt position.

          WaveSplitter provides 10 paid holidays, as each holiday occurs, during each calendar year. Nine of these holidays are fixed company holidays, and one holiday is a personal choice with the prior approval of management.

          You are eligible for 15 days of paid time off during each full year that you are employed full-time by WaveSplitter. Paid time off may be used for vacation, personal or family illness or other personal matters. Paid time off accrues at the rate of approximately 1.25 days per month during full-time employment. Paid time off may be used, with the prior written approval of your manager, after it has accrued. Paid time off accrues at the rate of one additional day per year for each additional year that you are employed full-time by WaveSplitter. The

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maximum amount of paid time off that can be accumulated and carried over from one year to the next is two times your annual accrual rate.

The standard work day at WaveSplitter is eight hours.   Calculations of pay for
holidays, vacation hours, and sick leave hours are based on base pay rate and a maximum of eight hours per day. Bonuses, overtime, and shift premiums are not included in or calculated in pay for holidays, vacation hours, and sick leave hours.

At this time, WaveSplitter officers several choices of major group major medical, dental and vision insurance for eligible employees. For some of those choices, the company currently pays one hundred percent of the premiums. For others, the employee is required to contribute to the cost through payroll deductions. WaveSplitter works with the providers of group major medical, dental and vision insurance in order that coverage may be available to eligible employees effective on the first day of the month following the month in which employment commences.

A summary of the benefits that are currently available to employees of WaveSplitter is attached. Benefits, which are offered and/or made available to employees of WaveSplitter, may be modified or changed by WaveSplitter at anytime without notice. WaveSplitter does not necessarily participate in the cost of all benefits. WaveSplitter policies and practices regarding employee benefits may change at anytime without notice and at the discretion of management.

This letter constitutes an offer of at-will employment. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company.

Any agreement regarding employment, wages, benefits, or other conditions of employment with WaveSplitter must be entered into in writing and signed by the President and CEO of the Company." Unwritten representations or commitments made to you by officers, agents, or employees of WaveSplitter are not binding on the company.

In consideration of employment by WaveSplitter, you will be asked to sign a Nondisclosure and Invention Agreement. A copy is enclosed.

This offer is available for acceptance for a period of five (5) days from the above date.

WaveSplitter is committed to managing our business in an exemplary manner. WaveSplitter is an equal opportunity employer. We believe that WaveSplitter is a stimulating and rewarding environment to work in, and we look forward to your joining us.

Should you have any questions or wish to discuss any concerns, please give me a call.


Sincerely yours,

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(Reports_to)
(Reports_to_title)
WaveSplitter Technologies, Inc.



Offer
accepted: _________________________________   Date: ______________
                (Signature)

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                    Exhibit A to Offer Letter dated [date]

1. In the event that, in contemplation of, or at any time after a "Change of Control", your employment with the Company (or its successor) is involuntarily terminated other than for "Cause" (as such terms are defined below), and:

     (a) if such termination occurs prior to the one year anniversary of the Vesting Commencement Date, then one-half (1/2) of the then unvested portion of the Option will immediately vest; or

     (b) if such termination occurs on or after the one year anniversary of the Vesting Commencement Date then all of the then unvested portion of the Option will immediately vest.

2.   For purposes of the foregoing:

     (a) Termination for "Cause" means (A) the failure by you substantially to perform your material duties after a written demand for substantial performance is delivered to you that specifically identifies the manner in which you have not substantially performed your duties, (B) the failure (in a material respect) by you to follow reasonable policies or directives established by the Company after written notice to you that you are not following such policies or directives, (C) bad faith conduct that is materially detrimental to the Company, or (D) the conviction of you of any crime involving the property or the business of the Company, or any felony.

     (b) A "Change of Control" shall be deemed to have occurred if (i) the Company sells or otherwise disposes of all or substantially all of its assets;
(ii) there is a merger or consolidation of the Company with any other corporation or corporations, if the shareholders of the Company, as a group, do not hold, immediately after such event, more than 50% of the voting power of the surviving or successor corporation; or (iii) a person or entity (exclusive of persons who are now officers and directors of the Company), including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in the Exchange Act) of capital stock of the Company representing 40% or more of the combined voting power of the voting securities of the Company.